Exhibit 99.1

Adrian Rawcliffe to Succeed James Noble as Adaptimmune Chief Executive Officer

- James Noble will transition to become a Non-Executive Director -

PHILADELPHIA and OXFORDSHIRE, United Kingdom, June 27, 2019 — Adaptimmune Therapeutics plc (Nasdaq:ADAP), today announced that Adrian Rawcliffe, currently Chief Financial Officer (CFO) of the Company, will succeed James Noble as Chief Executive Officer (CEO). This transition will occur when James retires from his executive duties and transitions to a non-executive director role on the Company’s Board on September 1, 2019. Adrian will join the Board of Directors from the same date.

“Following James’ request early last year, the Board has been planning for leadership succession. Today, I am pleased to announce Adrian’s appointment, following a rigorous global selection process,” said David Mott, Adaptimmune’s Chairman of the Board. “We were very fortunate to have Adrian as a candidate, not only given his role as CFO, covering a wide range of responsibilities from manufacturing to information management, but also his previous experiences at GSK. I want to thank James for his leadership, energy and drive, which has delivered the Company’s science, current pipeline, manufacturing expertise, and strong teams. Based on these strengths, Adrian will now lead the Company towards commercialization.”

“I am delighted and privileged to have been chosen to succeed James as CEO. Since I joined Adaptimmune, I have been intimately involved in building the Company working alongside the Executive Committee and the Board. The opportunity for cell therapy to transform the lives of cancer patients is profound. Over the next two months, I will work with James and the other Company leaders to ensure a smooth handover. I am excited about the future and look forward to delivering rapidly the promises of our investigational therapies, focussing on SPEARHEAD-1, our next-gen trial, and advancing our allogeneic platform” said Adrian Rawcliffe.

James Noble said: “Over the past 20 years leading Adaptimmune and its predecessor company Avidex, I am proud to have built technologies, teams and partnerships to create strong R&D platforms and a rich pipeline. Now that the Company is about to start SPEARHEAD-1 and our first next-gen trial, it is the right time to hand over the CEO role to someone to lead Adaptimmune’s next phase towards delivering our first approved product to patients.  Having worked with Adrian over the past four and a half years, I have confidence that he is the best person to do this. I look forward to continuing being involved in the next steps of the Company’s journey, as a non-executive Board member.”

The Company has started a global search for a new CFO, which will be the subject of a separate announcement.

Since he joined Adaptimmune as Chief Financial Officer in March 2015, Adrian has led the Company’s financial strategy and operations, as well as investor relations, corporate communications, manufacturing and supply chain, product development, information management and facilities. He currently serves as a non-executive director of WAVE Life Sciences (NASDAQ: WVE). Before joining Adaptimmune, he held various senior roles at GSK, after joining the pharmaceutical company in 1988. His most recent role at GSK was Senior Vice President, Finance of the North American Pharmaceuticals business. Other roles at GSK included Senior Vice President Worldwide Business Development and R&D Finance, where he was responsible for all business development and finance activities for GSK’s Pharmaceuticals R&D business and Managing Partner and President of SR One Ltd, GSK’s venture-capital business. Adrian qualified as a chartered accountant with PwC and holds a B.Sc. degree in Natural Sciences from the University of Durham, U.K.

After co-founding the Company, James Noble has served as Adaptimmune’s full-time Chief Executive Officer since March 2014, and part-time CEO from July 2008 to March 2014. During the same period, between July 2008 and March 2014, Mr. Noble was also CEO of Immunocore. He has 30 years of experience in the biotech industry. He has held numerous non-executive director positions, including at CuraGen Corporation, PowderJect Pharmaceuticals plc, Oxford GlycoSciences plc, MediGene AG, and Advanced Medical Solutions plc. He is also Deputy Chairman of GW Pharmaceuticals plc (NASDAQ: GWPH). He qualified as a chartered accountant with Price Waterhouse and spent seven years at the investment bank Kleinwort Benson Limited, where he became a director in 1990. He then joined British Biotech plc as Chief Financial Officer from 1990 to 1997. He was previously Chief Executive Officer of Avidex Limited, a privately held biotechnology company that was Adaptimmune’s predecessor, from 2000 to 2006. He holds an M.A. from the University of Oxford.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Forward-Looking Statements Adaptimmune

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Media Relations:

Sébastien Desprez – VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. – Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com